Exhibit 99.1

Cost Plus, Inc. Reduces Net Loss from Continuing Operations by 16.5% in the Second Quarter Compared to Last Year and Provides Outlook for the Third Quarter

Oakland, CA — August 27, 2009 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its second quarter ended August 1, 2009 and provided financial guidance for the third quarter of fiscal year 2009.

Second Quarter Results from Continuing Operations

Net sales for the second quarter of fiscal 2009 were $183.4 million, a 13.0% decrease from $210.7 million for the second quarter ended August 2, 2008. Same store sales for the quarter decreased 10.9% compared to an increase of 1.2% last year and were within guidance which was in the range of a decrease of 9.5% to 14.5%. The decrease in same store sales was attributable to a 7.7% reduction in the average ticket per customer primarily due to lower dining and living furniture sales and a 3.4% decline in customer count. Year-to-date, net sales were $367.6 million, a 10.9% decrease from the same period last year, while same store sales decreased 9.9% versus a 0.9% increase for the same period last year.

Gross profit margin as a percentage of net sales was 26.2% for the second quarter of fiscal 2009 versus 27.0% last year. The 80 basis point decline was entirely due to decreased leverage of fixed occupancy expenses on lower same store sales, partially offset by a net improvement in merchandise margin of 50 basis points. The improvement in merchandise margin resulted from tighter inventory controls which led to lower shrink expense. Reductions in the cost of merchandise were offset by promotional activity required to compete with aggressive discounting among higher end specialty retailers and discount chains. Additionally, consumables continued to outperform home furnishings which put pressure on margin rate. Year-to-date, gross profit margin as a percentage of net sales was 26.1% versus 27.3% for the same period last year due to decreased leverage of fixed occupancy costs. Year-to-date, merchandise margin as a percentage of net sales increased 20 basis points from the same period last year due to lower shrink expense and lower supply chain costs.

Selling, general and administrative (SG&A) expenses for the second quarter of fiscal 2009 were $64.5 million versus $76.2 million last year, a decrease of $11.7 million. Year-to-date, SG&A expenses decreased $19.4 million to $129.0 million versus $148.4 million for the same period last year. The decrease in SG&A expenses for the second quarter and first half of the year were due to the Company’s cost-cutting initiatives including store closures which resulted in lower payroll, advertising and other controllable expense.

For the second quarter of fiscal 2009, the loss from continuing operations before interest and taxes (“EBIT loss”) declined 18.5% to $16.8 million versus $20.6 million last year and was within the guidance range of a $14 million to $21 million EBIT loss. The net loss from continuing operations for the second quarter of fiscal 2009 declined 16.5% to $19.8 million, or $0.90 per diluted share, compared to a net loss of $23.7 million, or $1.07 per diluted share last year.

As of the end of the second quarter of fiscal 2009, inventory levels declined 30.4% year-over-year. The reduction in inventory is the result of store closures and planned decreases in SKU (stock keeping unit) count and weeks of supply. The Company ended the second quarter with $65.3 million in borrowings and $9.5 million in letters of credit outstanding under its asset-based credit facility compared to $72.2 million in borrowings and $11.5 million in letters of credit outstanding last year. The Company anticipates that borrowings will peak in mid-November at a lower level than last year. The $200 million asset-based credit facility expires in mid-2012.

Barry Feld, President and CEO, commented, “Despite the continued tough retail environment and its negative impact on same store sales, we were able to control expenses and improve merchandise margin to reduce our second quarter loss from continuing operations year-over-year. Our first half results are tracking to plan and borrowings outstanding under our credit facility are lower than the same time last year. The Company’s liquidity position remains sufficient for working capital purposes.”

Third Quarter Outlook — Continuing Operations

The Company’s guidance for the third quarter of fiscal 2009 anticipates continued economic volatility, weak consumer demand and pressure on the furniture business. For the third quarter of fiscal 2009, the Company expects net sales in the range of $177 million to $186 million, based on a same store sales decrease in the range of 6% to 11%. For the third quarter of fiscal 2009, the Company is projecting a loss from continuing operations before interest and taxes in the range of $19 million to $24 million versus a loss of $21.0 million last year.

The Company continues to evaluate individual store performance and has been actively negotiating a rent abatement program with its landlords. To date, the Company has executed or obtained agreements in principle for $8 million in annualized rent abatement under the program. In connection with this process, the Company has elected not to renew the lease on one store in the Cleveland market and will begin the inventory liquidation in September 2009. The Company believes that a certain level of sales will transfer to the remaining five stores in the region which will improve the profitability of the market overall. Additionally, the Company has reached an agreement with a key landlord to open two new stores in Arizona. The two new stores will open in October 2009, and are located in the cities of Oro Valley and Goodyear. The Company believes the deal will be measurably accretive to the Company’s 2010 cash flow. The Company did not open or close any stores during the third quarter of fiscal 2008.

The Company’s second quarter earnings conference call will be today, August 27, 2009, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 866-356-3095 and the access code is 30550904. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 31156788, from 4:30 p.m. PT Thursday, August 27, 2009 to 4:30 p.m. PT on Thursday, September 3, 2009.

Investors may also access the live call or the replay over the internet at www.streetevents.com; www.fulldisclosure.com and www.worldmarket.com. The replay will be available approximately three hours after the live call concludes.

This press release contains “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such “forward-looking statements” include, but are not limited to, statements relating to our future liquidity position through fiscal 2009, our financial guidance for the third quarter of fiscal 2009 and anticipated financial effects of store closures and openings. The risks and uncertainties include, but are not limited to: continued deterioration in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic fluctuations; complications or delays in the store opening and closing processes; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

FINANCIAL TABLES FOLLOWING

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COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Second Quarter
	August 1, 2009		August 2, 2008
Net sales	$183,365	100.0%	$210,657	100.0%
Cost of sales and occupancy	135,362	73.8	153,835	73.0

Gross profit	48,003	26.2	56,822	27.0

Selling, general and administrative expenses	64,493	35.2	76,199	36.2
Store closure costs	329	0.2	—	0.0
Store preopening expenses	—	—	1,250	0.6

Loss from continuing operations, before interest and taxes	(16,819)	(9.2)	(20,627)	(9.8)
Net interest expense	2,851	1.6	3,153	1.5

Loss from continuing operations before income taxes	(19,670)	(10.7)	(23,780)	(11.3)
Income tax expense/(benefit)	148	0.1	(54)	—

Net loss from continuing operations	(19,818)	(10.8)	(23,726)	(11.3)

Loss from discontinued operations	(945)	(0.5)	(2,916)	(1.4)

Net loss	$(20,763)	(11.3)%	$(26,642)	(12.6)%

Loss per diluted share from continuing operations	$(0.90)		$(1.07)
Loss per diluted share from discontinued operations	$(0.04)		$(0.14)
Net loss per diluted share	$(0.94)		$(1.21)

Weighted average shares outstanding-diluted	22,087		22,087

New stores opened	0		7

	For the Six Month Period Ended
	August 1, 2009		August 2, 2008
Net sales	$367,625	100.0%	$412,537	100.0%
Cost of sales and occupancy	271,704	73.9	299,793	72.7

Gross profit	95,921	26.1	112,744	27.3

Selling, general and administrative expenses	129,006	35.1	148,421	36.0
Store closure costs	6,076	1.7	—	0.0
Store preopening expenses	—	—	3,144	0.8

Loss from continuing operations, before interest and taxes	(39,161)	(10.7)	(38,821)	(9.4)
Net interest expense	5,687	1.5	6,168	1.5

Loss from continuing operations before income taxes	(44,848)	(12.2)	(44,989)	(10.9)
Income tax expense/(benefit)	360	0.1	(645)	(0.2)

Net loss from continuing operations	(45,208)	(12.3)	(44,344)	(10.7)

Loss from discontinued operations	(17,134)	(4.7)	(14,290)	(3.5)

Net loss	$(62,342)	(17.0)%	$(58,634)	(14.2)%

Loss per diluted share from continuing operations	$(2.05)		$(2.01)
Loss per diluted share from discontinued operations	$(0.77)		$(0.64)
Net loss per diluted share	$(2.82)		$(2.65)

Weighted average shares outstanding- diluted	22,087		22,087

New stores opened	0		15

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COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	August 1, 2009	August 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$2,539	$3,650
Merchandise inventories	185,750	266,856
Other current assets	18,251	35,172

Total current assets	206,540	305,678

Property and equipment, net	176,155	209,654
Other assets	4,413	13,578

Total assets	$387,108	$528,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$52,133	$68,049
Accrued compensation	11,228	10,291
Current portion of revolving line of credit	—	72,200
Current portion of long-term debt	849	799
Other current liabilities	35,846	39,827

Total current liabilities	100,056	191,166

Long-term portion of revolving line of credit	65,315	—
Capital lease obligations	6,866	7,610
Long-term debt - distribution center obligations	113,158	114,006
Other long-term obligations	27,016	36,341

Shareholders’ equity:
Common stock	221	221
Additional paid-in capital	170,982	169,695
Retained earnings/(Accumulated deficit)	(96,506)	9,871

Total shareholders’ equity	74,697	179,787

Total liabilities and shareholders’ equity	$387,108	$528,910

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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